UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2022

VELODYNE LIDAR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue San Jose, California	95138
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (669) 275-2251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 12, 2022, the board of directors (the “Board”) of Velodyne Lidar, Inc. (the “Company”) appointed Ernest E. Maddock to the Board as a Class III director, effective as of January 13, 2022. The Board also appointed Mr. Maddock to the Audit Committee of the Board.

Mr. Maddock served as Chief Financial Officer and Senior Vice President of Micron Technology, Inc. from 2015 until his retirement in 2018. Prior to that, he served as Chief Financial Officer of Riverbed Technology, Inc. from 2013 to 2015. From 1997 to 2013, Mr. Maddock served in various roles at Lam Research Corporation, last as Chief Financial Officer from 2008 to 2013. He has served on the boards of directors of Ultra Clean Holdings, Inc. since June, 2018 and Avnet, Inc. since August 2021 and previously served on the board of directors of Intersil Corporation from 2015 until its sale in 2017. We believe that Mr. Maddock is qualified to serve on the Board as a result of his extensive experience in operations, finance and accounting, including service as Chief Financial Officer of multiple public companies, as well as Chair of Ultra Clean and Intersil’s respective audit committees.

There are no disclosable family relationships as required by Item 401(d) of Regulation S-K between Mr. Maddock and the Company or its control persons, and there are no disclosable related person transactions between Mr. Maddock and the Company as required by Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Maddock entered into the Company’s standard form of indemnification agreement. Mr. Maddock will receive the Company’s standard non-employee director compensation, which includes an initial grant of $150,000 of restricted stock units (measured based on the average closing price of the Company’s common stock for the 30 days immediately prior to his appointment) to non-employee directors serving on the Board, which award will vest on an annual basis over a three-year period.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 12, 2022, the Board approved revisions to the Company’s Amended and Restated Bylaws (the “Bylaws”) effective on January 13, 2022.

The changes to the Bylaws, among other things: (1) provide that any stockholder who submits a nomination shall be required to submit a slate of nominee(s) who, if elected, (i) will cause the Company to comply with, or permit the Company to maintain its compliance with, any stock exchange requirement to have a majority of the Board be comprised of independent directors and (ii) cause the Company to have or maintain a board with a minimum of three female directors and a minimum of three directors from underrepresented communities, or to have or maintain any other applicable minimum level of board diversity required by Assembly Bill No. 979 and Senate Bill No. 826 (the “California Board Diversity Laws”) in order for the Company to comply with the California Board Diversity Laws; and such slate shall not be considered validly nominated if such slate would cause the Company to cease to be in compliance with these independence or diversity requirements; (2) provide that no person shall be qualified to serve as a director or be eligible to be nominated to serve as a director if such person receives or has received compensation or remuneration for his or her current or future services on the Board (excluding any ordinary director fees) from a member of the Board or any affiliate or associate of any member of the Board; (3) provide that any person or entity who attempts to vote the shares of a stockholder pursuant to a proxy that states that it is irrevocable shall deliver to the Secretary of the Corporation proof demonstrating that such proxy is coupled with an interest sufficient in law to support an irrevocable power within the meaning of Section 212(e) of the Delaware General Corporation Law and a representation that such proxy will continue to be coupled with such an interest at the time such shares are voted at a meeting of stockholders; and (4) reflect certain administrative, clarifying and conforming changes.

The foregoing description of the Bylaws, as amended, is qualified in its entirety by reference to the Bylaws, a copy of which is attached to this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Velodyne Lidar, Inc.

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE: January 18, 2022	By:	/s/ Daniel Horwood
Daniel Horwood
Interim General Counsel